Exhibit 23.1

Independent AUDITOR’S Consent

We consent to the incorporation by reference in the Registration Statements of AgriFORCE Growing Systems Ltd. on Form S-1 (File Nos. 333-284736 and 333-279154), Form S-3 (File No. 333-266722), and Form S-8 (File No. 333-259052) of our report dated April 7, 2025, with respect to our audits of the special purpose carve-out financial statements of Bitcoin Mining Operations of Bald Eagle Mining, LLC as of December 31, 2024 and 2023 and for the years then ended, which report is included in the Current Report on Form 8-K/A of AgriFORCE Growing Systems, Ltd.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Costa Mesa, CA

April 7, 2025